AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION ON APRIL 6, 2000
                                               REGISTRATION NO. 333-____________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                            SAF-T-HAMMER CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)



             NEVADA                                           87-0543688
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                            Identification No.)





                         14500 N. Northeight Suite 221
                          Scottsdale, Arizona  94087
          (Address of Principal Executive Offices, Including Zip Code)

                              Consulting Agreement
                            (Full Title of the Plan)
                              ____________________

                               Mitchell L. Saltz
                                   President
                          14500 N. Northsight Suite 221
                                (480) 949-9700
           (Name, Address, and Telephone Number of Agent for Service)


                        CALCULATION OF REGISTRATION FEE

Title of Securities  Amount to be  Proposed Maximum            Proposed Maximum           Amount of
to be Registered     Registered    Offering Price per Share    Aggregate Offering Price   Registration Fee


Common Stock,
par value $0.001        250,000     $ 1.625 (1)                $ 406,250                    $ 107.25


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing market price on April 5, 2000.


                                EXPLANATORY NOTE

Saf-T-Hammer Corporation ("SAFH") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, par value $0.001 per share, issued to certain selling shareholders. Under cover of this Form S-8 is a Reoffer Prospectus SAFH prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 250,000 shares of common stock acquired by the selling shareholders.

                                     PART I

INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS

SAFH  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). SAFH does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER PROSPECTUS

                            SAF-T-HAMMER CORPORATION
                         14500 N. Northeight Suite 221
                           Scottsdale, Arizona  94087
                                (480) 949-9747

                         250,000 SHARES OF COMMON STOCK


The shares of common stock, $0.001 par value per share, of Saf-T-Hammer Corporation ("SAFH" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to a Consulting Agreement for consulting services that the Selling Shareholders provided to SAFH.

The sales may occur in transactions on the over-the-counter market maintained by Nasdaq at prevailing market prices or in negotiated transactions. SAFH will not receive proceeds from any of the sale the Shares. SAFH is paying for the expenses incurred in registering the Shares except with respect to the legal fees incurred in connection therewith, which have completed by counsel to the Consultants.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

SAFH's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "SAFHE." Effective March 31, 2000, as a result of our compliance with NASD Rule 6530, our common stock will be traded under the symbol "SAFH."

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                                  April 5, 2000

                                TABLE OF CONTENTS


Where  You  Can  Find  More  Information                   2
Incorporated  Documents                                    2
The  Company                                               4
Risk  Factors                                             10
Use  of  Proceeds                                         13
Selling  Shareholders                                     14
Plan  of  Distribution                                    14
Legal  Matters                                            15
Experts                                                   15
                            ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

SAFH is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

INCORPORATED  DOCUMENTS

The SEC allows SAFH to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

SAFH's Report on Form 8-K, dated April 3, 2000 is incorporated herein by reference. The Form 10-SB of Lost Coast Ventures, Inc. (the Company's predecessor), filed with the Commission on January 19, 2000 is incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Executive Officer at SAFH=s executive offices, located at 14500 N. Northsight Suite 221, Scottsdale, Arizona 85260. SAFH=s telephone number is
(480) 949-9700. The Company's corporate Web site address is http://www.saf-t-hammer.com.

COMPANY  ORGANIZATION,  REORGANIZATION  AND  OPERATIONS

     Prior to incorporation as Saf-T-Hammer Corporation in 1998, the Company existed as De Oro Mines, Inc. De Oro Mines, Inc. was incorporated on June 17, 1991 in the state of Nevada. Its original Articles of Incorporation provided for 1,000,000 shares of common stock with a par value of $0.01 per share. On August 15, 1996, the shareholders of the Company authorized the recapitalization of the Company and the Amendment of its Articles of Incorporation to allow the Corporation to issue up to 100,000,000 shares of a single class of Common Stock with a par value of $0.001. The Amended Articles were duly adopted as stated and were filed on October 16, 1996 with the Secretary of the State of Nevada. From its inception, De Oro Mines, Inc. was in the development stage and was primarily engaged in the business of developing mining properties. During 1992, De Oro lost its remaining assets and settled its liabilities, and from that date forward remained dormant. Effective October 20, 1998, the company acquired the assets of Saf-T-Hammer, Inc., and changed its name from De Oro Mines, Inc. to Saf-T-Hammer Corporation. Prior to this agreement becoming effective, De Oro Mines, Inc. had a total of 532,788 shares of common stock issued and outstanding. Pursuant to the Asset Agreement, the Company issued 1,331,250 shares of common stock to Saf-T-Hammer, Inc., which then resulted in a total of 1,864,038 shares of common stock being issued and outstanding. The shareholders also approved a four share for one share forward stock split. This asset purchase agreement and bill of sale was approved by the majority of the shareholders of both corporations and provided for the purchase of all of the assets of Saf-T-Hammer, Inc., which included the device more specifically described below and all rights connected with and concerning the device.

     The principal asset of Saf-T-Hammer, Inc. was a product in development and the patent pending rights to a childproof gun safety device known as the
Saf-T-Hammer,  which  is  an  easily removable, external firearm hammerhead that
enables  safe  storage  of  weapons,  including  loaded  firearms.   Once  the
Saf-T-Hammer has been removed, the weapon is incapable of discharging. When the Saf-T-Hammer is placed back on the weapon, it is again ready to fire. A gun owner can easily remove the Saf-T-Hammer in approximately one second and take it with him or her when leaving the home, thereby relieving the fear of death or injury to a child or other person due to an accidental discharge of the weapon. Upon the gun owner's return, he or she can easily place the Saf-T-Hammer back on the weapon in about a second, as well. Thus, the Saf-T-Hammer allows both safety and protection while the weapon remains loaded. The unique and salient features of the Saf-T-Hammer are as follows:


   o Saf-T-Hammer,  unlike  trigger  locks,  can  be  used with a loaded weapon;
   o Saf-T-Hammer  cannot  be  fired  when  in  safety  mode;
   o Saf-T-Hammer  can  be  removed  and  re-armed  in  less  than  a  second;
   o Saf-T-Hammer  requires  no  keys;
   o Saf-T-Hammer  requires  no  codes  to  remember;
   o Saf-T-Hammer requires no appreciable level of mechanical ability to operate;
   o Saf-T-Hammer  cannot  be  broken,  twisted  or  cut-off;
   o Saf-T-Hammer  is  cheaper than other similar gun safety devices to produce;
      and
   o Saf-T-Hammer  is  currently  patent  pending.

     The Company's administrative offices and distribution facilities are located at 14500 N. Northsight, Suite 221, Scottsdale, Arizona 85260. There are currently six employees who perform managerial and administrative duties for the Company. To date, Saf-T-Hammer Corporation has had no business operations and limited prior operating history. For the most part, the Company's operations have been narrowly confined to research and development, infrastructure and market planning, and cultivation of its sales and marketing network. As a direct result of the Company's emphasis upon internal development, it has fostered two gun safety products ("Saf-T-Hammer" and "Saf-T-Trigger") that will be marketed and distributed through standard firearms industry distribution channels, catalogue outlets and direct sales. The Company has also identified a unique proprietary marketing plan for one of its divisions, an Internet safety mall. This Internet based "mall" concept will feature products and services incidental to home and family safety issues and should serve as a secondary profit center to the Company's core business.

THE  ADDRESSED  MARKET

     Three  target  markets  exist  for  Saf-T-Hammer  &  Saf-T-Trigger:

1. Current gun owners who store their weapons in residences where children reside or visit;

2. Future gun owners who will purchase a weapon equipped with Saf-T-Hammer or Saf-T-Trigger, or replace their current weapon with a gun, which has been equipped with Saf-T-Hammer or Saf-T-Trigger; and

3. Gun Dealers and Gunsmiths, (technically known as Federal Firearms Licensees or FFL's) who will act as the distributors of Saf-T-Hammer and Saf-T-Trigger, and as the point of contact for gun owners wanting to be fitted with Saf-T-Hammer or Saf-T-Trigger technology. Currently, in the United States, there are 93,000 FFL's.

     The company acknowledges that specialized target marketing strategies will be required for each of these three markets and has addressed those needs with a comprehensive marketing plan.

NEW  GUN  SALES

     Saf-T-Hammer plans to license the rights of its product to the major gun manufacturers for a royalty payment for each Saf-T-Hammer or Saf-T-Trigger. Gun manufacturers can produce both of these products for a few dollars apiece after minor changes are made to their existing manufacturing process.

AFTER-MARKET  CONVERSIONS

     Saf-T-Hammer intends to establish licensed Saf-T-Hammer dealers (existing gunsmiths) to convert currently owned guns with Saf-T-Hammers and Saf-T-Triggers. It is anticipated that dealers will purchase the products from the Company, and will charge the customer for the labor involved in installing a Saf-T-Hammer or Saf-T-Trigger.

The dealers can install the devices in approximately 10 minutes. The Company anticipates that the total cost of the conversion to the consumer will be less than $50.00.

BUSINESS  STRATEGY

     Current  and  Future  Gun  Owners

     Saf-T-Hammer and Saf-T-Trigger can be marketed successfully to both current and future gun owners through both conventional techniques, and complimentary creative strategies. Conventional marketing strategies will include the venues currently utilized by all gun manufacturers, including magazines, gun shows, target mailings, etc. Sales data from the major gun manufacturers suggests that conventional marketing techniques are successful. Additionally, Saf-T-Hammer can be promoted through unconventional avenues. Some of these include:

     Development of relationships with safety organizations such as the National Safety Council, Center to Prevent Handgun Violence, Mothers Against Violence in America (MAVIA), the NRA's Eddie Eagle Gun Safety Program, and others which are spreading across the United States. In some instances, Saf-T-Hammer should earn the endorsement of safety organizations based on pure product merit. In other circumstances, a "team approach" can be utilized to benefit both the non-profit entity and Saf-T-Hammer, through the use of cash incentive donations to these organizations for sales attributed to the organizations' efforts.
     By virtue of the novel and unprecedented safety technology it represents, Saf-T-Hammer can make good utilization of a major public relations "kick-off" campaign. The ease and speed with which the technology can be implemented, coupled with the complete trustworthiness of its safety features makes Saf-T-Hammer a truly newsworthy invention. Because Saf-T-Hammer's products are strictly safety devices, they are not burdened by the politics surrounding gun ownership and gun rights, and can be widely embraced as a solution to unintended gun injuries and death. The government scrutiny and public focus on gun danger makes the present a perfect time to launch Saf-T-Hammer into the marketplace.

     Gun  Dealers  and  Gunsmiths  Performing  Conversions

     Dealers and gunsmiths ("FFL's") will also require specialized marketing. To successfully foster a mass desire to sell Saf-T-Hammer-equipped firearms will depend on communicating the following to FFL's:

     The  profit  potential  of  selling  Saf-T-Hammer  equipped  guns;
     The ease of the conversion process, and the telephone and web-site availability of on-going technical support;
     The ease of the use of the Saf-T-Hammer and Saf-T-Trigger, and the ease with which it may be demonstrated to the gun owner, as well as the availability of point-of-purchase promotional and training material to be made available to gun owners at the dealership.

     Detailed  strategies  for  each  of  these  markets  are  underway.

COMPETITION

     The major competitors of the Company are the manufacturers of trigger locks. Currently, most of these devices require that the guns be unloaded. Saf-T-Hammer is designed to be used on either loaded or un-loaded weapons. We not only offer a solution to existing gun owners, but to new gun owners as well.

FIREARMS  AVAILABLE  FOR  SAF-T-HAMMERS

     Nearly all of the 230 million firearms in the U.S. can be fitted with either a Saf-T-Trigger or Saf-T-Hammer, and in many cases, both.

INSTITUTION  OF  A  CHARITABLE  FOUNDATION  FOR  GUN  SAFETY

     In light of numerous recent events, the Company recognizes that now, more than ever before, a meaningful statement coupled with action must be effected to stem the tide of both reckless and unintentional gun violence. The management of Saf-T-Hammer is firmly committed to alleviating the suffering and improving the quality of life of all victims of senseless firearms violence. To this end, Saf-T-Hammer will be chartering an independent philanthropic service to raise and administer funds for the express purpose of financing relief from and providing answers to tragedies that result from irresponsible gun violence. After examining the root cause, pattern of practice and most significant areas of deficiency surrounding this problem, the Company's Board of Directors has mandated a policy of intervention that will serve to address the blight of senseless gun violence. The course of action selected by the Company's directors has culminated in a resolution to support the funding of a charitable foundation (hereinafter "Foundation for Gun Safety") that will devote its energies and resources toward the following:

     GUN SAFETY EDUCATION FUND: This area of intervention will monitor, select and award worthy organizations and institutions striving to implement educational programs that effectively disseminate gun safety and awareness.

     OUTREACH FUND: In recognition of the social and economic climate that pervades many of our communities, the Foundation for Gun Safety will spearhead a movement to retro-fit guns with the Saf-T-Hammer in targeted economically challenged areas. The Outreach Fund's express mission will be to offer this service on a cost free, "no questions asked" basis.

     VICTIM BEREAVEMENT FUND: The aftermath of gun violence leaves its mark on all strata of the American populace and, oftentimes, it does not discriminate between those who are financially capable of bearing the brunt of medical and counseling expenses. To assuage this additional victimization of the families who are related to persons targeted by senseless firearms violence, the Foundation for Gun Safety will allocate funds and directly apply them to assist in supporting selected families burdened by the excessive cost of medical and counseling expenses.

     To ensure the success of this charitable foundation, Saf-T-Hammer expects to contribute the sum of one dollar ($1.00) for each dollar raised by the foundation up to a maximum of 5% of its pre-tax profits.

SUMMARY  OF  MANUFACTURING  AND  SERVICE  DIVISIONS

     All three divisions, as represented hereinafter, serve as the manufacturing, service and core business of the Company. The following summary describes their function and operations in brief detail:

     PRODUCTION. This division is dedicated to the research, development and manufacturing of products and services employed in the safety product industry at affordable prices. Saf-T-Hammer Corporation ("Saf-T-Hammer") plans to manufacture and introduce a full line of safety products that will provide families with simple, safe solutions to the dangers that exist in and out of the home. At this time, Saf-T-Hammer is currently developing and testing its
Saf-T-Trigger  device.  The  prototypes  are  built  and stress tested to 10,000 rounds. Once the Company is satisfied that a prototype meets its rigorous design and function requirements, the prototype is sent for bid to manufacturers. Manufacturing specifications will be strictly adhered to, and quality control procedures will ensure the high quality of the final product. Invariably, there is considerable cost and time involved in research and development prior to the actualization of a new product as it reaches the manufacturing stage. The Saf-T-Trigger device is expected to be available to the market by the second quarter of 2000. To mitigate the liability of developing additional safety products, Company management believes that the impending revenue generated from the introduction of the Saf-T-Trigger device will be sufficient to offset the simultaneous research and development cost of its additional product line. Management fully expects that in following such a course of development it should afford Saf-T-Hammer a lucrative means of generating revenue from its retail efforts while new products are developed and submitted for industry and regulatory approval. This division will serve to meet the Company's short-term objective of bringing in revenues to support the R&D activities of the Company while sustaining its long-term objectives of exponential growth. The Company believes that through this mode of production it will find increased profitability within one year of commencement of manufacturing operations. Saf-T-Hammer will provide its products on a retail and wholesale basis through direct marketing and licensed distribution similar to, and in such manner as is customarily utilized in the sale of gun parts marketing programs. However, current plans are underway to effect an Internet "Mall" concept for purposes of highlighting and showcasing the Company's and others' home and family safety products.

     MARKETING.   Saf-T-Hammer  Corporation  will  utilize  traditional  and non-traditional venues to introduce and promote the Saf-T-Hammer and other products offered by the Company. Traditional venues will include utilization of the well-established firearms industry marketing and distribution networks to sell its products. The Company recently negotiated placement of its products with market reps, who carry products directly into dealership and sporting goods stores in all 50 states. Management believes that market representatives offer an ideal means of introducing the retail environment to a new product, because they combine on-site, hands-on exposure to the products with education and personal salesmanship. Saf-T-Hammer Corporation will also use traditional venues to reach the law enforcement market. Many jurisdictions require their officers to use a safety device for their firearms while off-duty. Non-traditional consumer venues include exposure to the family market segment, through traditional media venues and via partnerships with organizations promoting safety, including law enforcement, schools, pediatricians and other public safety officials. Extensive contacts in this arena are underway, including efforts to coordinate with law enforcement, and other city public safety officials nationwide. Internet exposure will be utilized to enhance product exposure and to prime the market by raising public awareness about the gun safety issue. A large-scale public awareness program is also underway, which includes exposing press and public officials to the product. As the Company prepares to place its products on the shelves, an intensive advertising campaign will compliment the public relations efforts already underway.

     E-COMMERCE VENTURES. Saf-T-Hammer Corporation is currently exploring the development of a complimentary e-commerce element to create additional exposure for the Company's products, and to generate an additional revenue stream through sales of an assortment of safety products to the public over the Internet. The Company's web site is www.saf-t-hammer.com.

RISK  FACTORS

COMMERCIALIZATION  STAGE  COMPANY.

     Although we were was formed in 1991, since inception we have been engaged almost exclusively in organizational, research and development activities and has just recently initiated product commercialization. Accordingly, as a transitional development stage company, we have had a limited relevant operating history upon which an evaluation of our prospects can be made. Consequently, the likelihood of success of our business must be considered in view of all of the risks, expenses and delays inherent in the establishment of a new business, including, but not limited to, expenses and delays of an ongoing business that is commenced, slower than anticipated manufacturing and marketing activities, the uncertainty of market assimilation of our products, services and other unforeseen factors. The likelihood of the our success must be considered in light of the problems and expenses that are frequently encountered in connection with the operation of a new business and the competitive environment that it encounters.

LIMITED  OPERATING  HISTORY;  LOSSES.

     We presently have had no business operations and we have only a limited prior operating history. Although organized and incorporated in mid 1998, we did not commence active operations until the beginning of 1999. To date, our operations have been narrowly confined to research and development, infrastructure and market planning, and cultivation of its sales and marketing network. As of December 31, 1999, there have been no revenues.
We anticipate that we will continue to incur losses and generate negative cash flow over the next six months. At this time, we have no revenues, and there is no assurance that we will ever have significant revenues or be profitable or achieve positive cash flow from operations.

     WE ARE PRESENTLY IN UNSOUND FINANCIAL CONDITION WHICH MAKES INVESTMENT IN OUR SECURITIES HIGHLY RISKY. Our financial statements include an auditor's report containing a modification regarding an uncertainty about our ability to continue as a going concern. Our financial statements also include an accumulated deficit of $1,437,958 as of December 31, 1999 and other indications of weakness in our present financial position. We have been operating primarily through the issuance of common stock for services by entities, including affiliates, that we could not afford to pay in cash. We are consequently deemed by state securities regulators to presently be in unsound financial condition. No person should invest in this offering unless they can afford to lose their entire investment.

RECENTLY  REORGANIZED  COMPANY.

     De Oro Mines, Inc. was incorporated on June 17, 1991 in the state of Nevada. From its inception, De Oro Mines, Inc. was in the development stage and was primarily engaged in the business of developing mining properties. During 1992 De Oro lost its remaining assets and settled its liabilities and from that date forward remained dormant. Effective October 20, 1998, De Oro Mines acquired the assets of Saf-T-Hammer, Inc., and changed its name from De Oro Mines, Inc. to Saf-T-Hammer Corporation. The principal asset of Saf-T-Hammer, Inc. was a product in development and the patent pending rights to the product. This potential product is a childproof gun safety device.

     To date, we have had limited operating history and have not conducted any significant business. We must therefore be considered promotional and in our early formative and developmental stages. Potential shareholders should be aware of the difficulties normally encountered by a new enterprise. There is nothing at this time on which to base an assumption that our business plans will prove successful, and there is no assurance that we will be able to operate profitably.

DEPENDENCE  UPON  KEY  PERSONNEL.

    Our success depends, in part, upon the successful performance of our CEO, Mr. Mitchell A. Saltz. Although we have entered into a comprehensive employment contract with Mr. Saltz, and we have employed and will in the future employ additional qualified executives, employees and consultants having significant experience delivering the business expertise needed, if Mr. Saltz fails to perform any of the duties undertaken by him for any reason whatsoever, our ability to manufacture, market and distribute our products would be harmed. To mitigate this risk, we have secured and will maintain key man life insurance on Mr. Saltz. And, pursuant to its terms, we are the designated beneficiary and will be entitled to receive benefits totaling $500,000. Moreover, we believe there are available qualified managerial and other personnel in sufficient numbers to properly staff our facilities and offices, but we cannot be sure we could do so.

REGULATION.

     Our business, as well as all participants in the production and marketing of gun parts, is subject to various laws and governmental regulations. The manufacture and marketing of gun parts is governed by various state laws and federal regulations and protocols. We believe we are in compliance with such laws and that such laws do not have a material adverse impact on our operations. Such laws, rules, regulations and protocols are subject to change. Therefore, our approach to compliance may require modifications to adjust for future regulatory change.

COMPETITION.

     There are several manufacturing entities and service providers that currently offer products and services similar to those which we have proposed. These entities may have greater financial and personnel resources than we do. Manufacture and use of gun safety devices throughout the United States is on the increase. The gun industry, in general, is dominated by a small number of companies that are well known to the public. We believe that as a manufacturer of a firearm safety device line, both wholesale and retail, we should be able to compete with the better known brands of service companies presently in operation. Although we consider ourselves favorably positioned to compete in this market niche, our profitability may be harmed if other competing entities continue to operate or commence operations in our proposed regional areas.

RELIANCE  ON  OUTSIDE  SUPPLIERS.

     We purchase our die molds, raw materials and supplies from independent sources and will for some time remain dependent upon such outside sources for all of our unprocessed natural products. We do not know if these sources will be able to provide adequately for our current and future needs and the needs of our customers. In the event that any of our suppliers should suffer quality control problems, lack of raw materials or financial difficulties, we would be required to find alternative sources for our product lines. The time lost in seeking and acquiring additional and newer sources could hurt our revenues and profitability.

EFFECTS  ON FLUCTUATIONS IN RAW AND PROCESSED MATERIALS, COSTS AND AVAILABILITY.

     We purchase premium grade raw and processed materials for use in our manufacturing enterprise. Such products are obtained from third party sources and manufacturing sub-contractors. The price and availability of these materials are subject to numerous factors not within our control including: weather conditions, policies of foreign countries and/or trade restrictions as well as the status of the worldwide demand for raw, organic, metal, chemical and plastic ingredients. In the event we cannot timely acquire our raw and processed materials from third party entities, our ability to ship products and to service our targeted markets on a timely basis, if at all, would be harmed.

     CONFLICTS OF INTEREST. Certain conflicts of interest exist between us and our officers and directors. They have other business interests to which they devote attention, and they may be expected to continue to do so although management time should be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through exercise of such judgment as is consistent with their fiduciary duties.

     POSSIBLE NEED FOR ADDITIONAL FINANCING. We have very limited funds, and such funds may not be adequate to take advantage of any available business opportunities. Even if our funds prove to be sufficient to acquire an interest in, or complete a transaction with, a business opportunity, we may not have enough capital to exploit the opportunity. Our ultimate success may depend upon our ability to raise additional capital. We have not investigated the availability, source, or terms that might govern the acquisition of additional capital and will not do so until we determine a need for additional financing. If additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to us. If not available, our operations will be limited to those that can be financed with our modest capital.

     REGULATION OF PENNY STOCKS. Our securities are subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of shareholders to sell their securities.

     In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, and 15g-7 under the Securities Exchange Act of 1934, as amended. Because our securities may constitute "penny stocks" within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of our securities to sell our securities.

     Shareholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
(v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. We are aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

     LIMITED PUBLIC MARKET EXISTS. There is a limited public market for our common stock, and no assurance can be given that a market will continue or that a shareholder ever will be able to liquidate his investment without considerable delay, if at all. The market price for our stock may be highly volatile. Factors such as those discussed in this "Risk Factors" section may have a significant impact upon the market price of our securities. Owing to the low price of the securities, many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for any loans.

     FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS. Management believes that this Prospectus on Form S-8 contains forward-looking statements, including statements regarding, among other items, our future plans and growth strategies and anticipated trends in the industry in which we operate. These forward-looking statements are based largely on our control. Actual results could differ materially from these forward-looking statements as a result of factors we describe herein, including, among others, regulatory or economic influences.

     USE  OF  PROCEEDS

SAFH will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with SAFH for consulting services they provided to SAFH. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of April 5, 2000, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.

                       NUMBER OF                                    % OF SHARES
                       SHARES       NUMBER OF SHARES  NUMBER OF     OWNED BY
SELLING                OWNED        REGISTERED BY     SHARES OWNED  SHAREHOLDER
SHAREHOLDERS           BEFORE SALE  PROSPECTUS        AFTER SALE    AFTER SALE
---------------------  -----------  ----------------  ------------  ------------

M. Richard Cutler (1)      206,000           108,500        97,500         1.09%
---------------------  -----------  ----------------  ------------  ------------

Brian A. Lebrecht           65,000            35,000        30,000         0.34%
---------------------  -----------  ----------------  ------------  ------------

Vi Bui                      48,750            26,250        22,500         0.25%
---------------------  -----------  ----------------  ------------  ------------

Asher Starik               125,000            75,000        50,000         0.56%
---------------------  -----------  ----------------  ------------  ------------

Stephanie Crumpler           5,250             5,250             0         0.00%
---------------------  -----------  ----------------  ------------  ------------

(1) Of such shares, 97,500 are held by MRC Legal Services LLC. M. Richard Cutler may be deemed to be the beneficial owner of MRC Legal Services LLC.


                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering other than the legal fees incurred in connection with the preparation of this registration statement and will not receive any proceeds from sales of any Shares by the Selling Shareholders.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, Newport Beach, California.


                                     EXPERTS

The balance sheets as of December 31, 1998 and 1999 and the statements of operations, shareholders' equity and cash flows for the periods then ended have been incorporated by reference in this Registration Statement in reliance on the report of Stonefield Josephson & Co., Inc., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART  II

     INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i) Registrant's Form 8-K for an event on March 31, 2000, filed with the Commission on April 3, 2000.

(ii) Registrant's Form 10-SB (in the name of Lost Coast Ventures, Inc., the Company's reporting predecessor), filed with the Commission on January 19, 2000.

(iii) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.


Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, counsel to the Company. Mr. M. Richard Cutler, principal of the Cutler Law Group is the beneficial owner of 206,000 shares of Common Stock of the Company. 108,500 shares of the foregoing are being registered for sale herein. Other employees of the Cutler Law Group hold an additional 119,000 shares of the Common Stock of the Company. 66,500 shares of the foregoing are being registered for sale herein.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

     The Shares were issued for advisory and legal services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

Exhibit  No.       Description

*3.1               Articles  of  Incorporation
*3.2               Bylaws
5                  Opinion of Cutler Law Group with respect to legality of the securities of the Registrant begin registered
10.1               Consulting  Agreement  dated  March  31,  2000.
23.1               Consent of Stonefield Josephson & Co., Inc., Certified Public
                    Accountants
23.3               Consent of Cutler Law Group (contained in opinion to be filed as  Exhibit  5)
_______________________
*Incorporated  by  reference  to  the  Company's  Form  8-K filed April 3, 2000.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 5, 2000.


                                         Saf-T-Hammer  Corporation

                                         /s/ Mitchell  L.  Saltz

                                         By:     Mitchell  L.  Saltz
                                         President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                                            Chief  Executive  Officer  and
/s/ Mitchell  L.  Saltz                     Chairman  of the  Board
______________________
Mitchell  L.  Saltz

/s/ Sherry  Noreen                          Vice  President  and  Director
______________________
Sherry  Noreen

/s/ Theodore  Saltz                         Secretary/Treasurer  and  Director
______________________
Theodore  Saltz